Exhibit 10.1

EXECUTIVE AGREEMENT, dated as of [●] (the “Effective Date”), between OLIN CORPORATION, a Virginia corporation (“Olin”), and [●] (“Executive”).
WHEREAS Executive is a key member of Olin’s management; and
WHEREAS Olin believes that it is appropriate to provide Executive with certain specified severance compensation and benefits in the event of termination of employment under certain circumstances as set forth in more detail below.
NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:
SECTION 1.Definitions. As used in this Agreement:
(a)“Board” means the Board of Directors of Olin.
(b)“Cause” means (i) the willful and continued failure of Executive to substantially perform Executive’s duties (other than any such failure resulting from Executive’s incapacity due to physical or mental illness or injury); (ii) the willful engaging by Executive in gross misconduct significantly and demonstrably financially injurious to Olin; (iii) a willful breach by Executive of Olin’s Code of Business Conduct; or (iv) willful misconduct by Executive in the course of Executive’s employment which is a felony or fraud. No act or failure to act on the part of Executive will be considered “willful” unless done or omitted not in good faith and without reasonable belief that the action or omission was in the interests of Olin or not opposed to the interests of Olin and unless the act or failure to act has not been cured by Executive within 14 days after written notice to Executive specifying the nature of such violations. Notwithstanding the foregoing, Executive shall not be deemed to have been terminated for Cause without reasonable written notice to Executive setting forth the reasons for Olin’s intention to terminate for Cause.
(c)“Executive Severance” means:

(i)	twelve months of Executive’s then current monthly salary; plus

(ii)
an amount equal to the greater of (A) Executive’s average annual award actually paid in cash (or, in the event that the award in respect of the calendar year immediately prior to the year in which the date of Termination occurs has not yet been paid, the amount of such award that would have been payable in cash in the year in which the date of Termination occurs had Executive not incurred a Termination) under Olin’s short-term annual incentive compensation plans or programs (“ICP”) (including zero if nothing was paid or deferred but including any portion thereof Executive has elected to defer and, for the avoidance of doubt, excluding any portion of an annual award that Executive does not have a right to receive currently in cash) in respect of the three calendar years immediately preceding the calendar year in which the date of Termination occurs (or if Executive has not participated in ICP for such three completed calendar years, the average of any such awards in respect of the shorter period of years in which Executive was a participant) and (B) Executive’s then current ICP standard in respect of the year in which the date of Termination occurs (the “Current ICP Standard”), provided that if (x) Executive was reasonably expected by Olin to be a “covered employee” (within the meaning of Section 162(m) of the Code) for the taxable year of Olin in which the date of Termination occurs, (y) the ICP standard that

Executive would have been eligible to receive for such year was originally intended by Olin to satisfy the performance-based exception under Section 162(m) of the Code (without regard to any entitlement to payment upon termination of employment) and (z) as of the date of Termination, Executive had been employed by Olin for a period of time sufficient to have an ICP standard for the fiscal year preceding the fiscal year in which the date of Termination occurs (the conditions in the foregoing clauses (x), (y) and (z) are hereinafter referred to collectively as the “162(m) Conditions”), the reference above to Executive’s Current ICP Standard shall be replaced by a reference to the product of (1) Executive’s annual base salary as of the date of Termination and (2) a fraction, the numerator of which is Executive’s ICP standard for the fiscal year immediately preceding the fiscal year in which the date of Termination occurs and the denominator of which is Executive’s annual base salary for such year (such product, the “Adjusted Prior Year ICP Standard”).
(d)“Termination” means the termination of Executive’s employment by Olin other than for Cause and other than due to Executive’s death or disability. For purposes solely of clarification, it is understood that (x) if, in connection with the spinoff of an Olin business or Olin’s assets as a separate public company to Olin’s shareholders, Executive accepts employment with, and becomes employed at, the spunoff company or its affiliate, the termination of Executive’s employment with Olin shall not be considered a “Termination” for purposes of this Agreement and (y) except as provided in Section 4(d), in connection with the sale of an Olin business or assets to a third party or the transfer or sale of an Olin business or Olin’s assets to a joint venture to be owned directly or indirectly by Olin with one or more third parties, if Executive accepts employment with, and becomes employed by, such buyer or its affiliate or such joint venture or its affiliate in connection with such transaction, such cessation of employment with Olin shall not be considered a “Termination” for purposes of this Agreement.
SECTION 2.Entire Agreement; Prior Agreements. This Agreement (together with the Executive Change in Control Agreement, dated as of the date hereof, between Executive and Olin (the “CIC Agreement”)) sets forth the entire understanding between Executive and Olin with respect to the subject matter hereof and thereof. All oral or written agreements or representations, express or implied, with respect to the subject matter of this Agreement are set forth in this Agreement and the CIC Agreement. All prior agreements, understandings and obligations (whether written, oral, express or implied) between Executive and Olin with respect to the subject matter hereof are terminated as of the date hereof and are superseded by this Agreement and the CIC Agreement. Notwithstanding the foregoing, the provisions of Section 7 shall not supersede any other agreements, understandings or obligations between Executive and Olin with respect to the subject matter thereof, which shall remain in full force and effect in accordance with their terms.
SECTION 3.Term; Executive’s Duties. (a) This Agreement expires at the close of business on January 26, 2019, provided that the expiration of this Agreement shall not affect any of Executive’s rights resulting from a Termination occurring prior to such expiration. In the event of Executive’s death while employed by Olin, this Agreement shall terminate and be of no further force or effect on the date of Executive’s death. Executive’s death will not affect any of Executive’s rights resulting from a Termination prior to death.
(b)    During the period of Executive’s employment by Olin, Executive shall devote Executive’s full time efforts during normal business hours to Olin’s business and affairs, except during vacation periods in accordance with Olin’s vacation policy and periods of illness or incapacity. Nothing in this Agreement will preclude Executive from devoting reasonable periods required for service as a director or a member of any organization involving no conflict of interest with Olin’s interest, provided that no additional position as director or member shall be accepted by Executive during the period of Executive’s employment with Olin without its prior consent.

SECTION 4.Executive Severance Payment. (a) Subject to Section 4(b), in the event of a Termination occurring before the expiration of this Agreement, Olin will pay Executive, in equal installments in accordance with Olin’s normal payroll practices, over the 12-month period that begins on the 55th day after the date of Termination, an aggregate amount equal to the Executive Severance, provided that no amounts shall be payable to Executive unless, on or prior to the 54th day following the date of Termination, (i) Executive shall have executed the Release described in Section 6 and (ii) such Release shall have become effective and irrevocable.
(b)    Notwithstanding Section 4(a), if Executive would otherwise have been required by Olin policy to retire at the applicable age specified in Olin’s mandatory retirement policy for specified job positions, as in effect on the date of Termination (the “Mandatory Retirement Age”), then if the date upon which Executive would have attained the Mandatory Retirement Age falls during the 12-month period immediately following the date of Termination, the aggregate amount payable pursuant to Section 4(a) shall be reduced to the amount equal to the product of (i) the Executive Severance, multiplied by (ii) a fraction, the numerator of which is the number of days from the date of Termination through and including the date upon which Executive would have attained the Mandatory Retirement Age and the denominator of which is 365, and such reduced amount shall be payable (subject to the Release requirement set forth in Sections 4(a) and (6) in equal installments in accordance with Olin’s normal payroll practices over the period that begins on the 55th day after the date of Termination and ends on the 55th day after the date upon which Executive would have attained the Mandatory Retirement Age.
(c)    If on the date of Termination, Executive is eligible and is receiving payments under any then existing disability plan of Olin or its subsidiaries and affiliates, then Executive agrees that all payments under such disability plan may, and will be, suspended and offset (subject to applicable law) during the 12-month period specified in Section 4(a) (or, if applicable, such shorter as specified in Section 4(b)). If, after such period, Executive remains eligible to receive disability payments, then such payments shall resume in the amounts and in accordance with the provisions of the applicable disability plan of Olin or its subsidiaries and affiliates.
(d)    In the event Executive, in connection with the sale of an Olin business or assets to a third party or the transfer of an Olin business or Olin assets to a joint venture which would be owned directly or indirectly by Olin with one or more third parties, ceases to be employed by Olin and with Olin’s consent becomes employed by the buyer or its affiliate or the joint venture or its affiliate (a “New Employer”), Executive shall be entitled to the benefits provided under Section 4(a) (determined as if Executive incurred a Termination upon such cessation of employment with Olin) (subject to Sections 4(b), 4(c) and 17) and the first sentence of Section 5(a) (subject to Section 5(b)), and Section 5(c), if Executive has a Termination with the New Employer (with the New Employer being substituted for Olin in Section 1(d)) within 12 months of becoming employed by such New Employer. Subject to Section 18(b), any cash compensation amounts paid under this Section 4(d) shall be reduced by any severance, job transition or employment termination payments such Executive receives in cash from the New Employer in connection with the Termination.
SECTION 5.Other Benefits. (a) If Executive becomes entitled to payment under Section 4(a) or 4(b), as applicable, then (i) Executive will be treated as if Executive remained employed for service purposes for 12 months following the date of Termination. Executive will receive 12 months of retirement contributions to all Olin qualified and non-qualified defined contribution plans for which Executive was eligible at the time of the Termination. Such contributions shall be based on the amount of the Executive Severance. Such service credits or contributions shall be applied to Olin’s qualified pension plans to the extent permitted under then applicable law, otherwise such credit shall be applied to Olin’s non-qualified defined benefit or defined contribution plan, as appropriate. Payments under such non-qualified plans shall be due at the times and in the manner payments are due Executive under Olin’s non-qualified defined benefit and defined contribution pension plans, it being understood that Executive shall be permitted to receive payments from Olin’s plans (assuming Executive otherwise qualifies to receive such payments, is permitted to do so under the applicable plan terms and elects to do so), during the period that Executive is receiving payments pursuant to Section 4(a)), and that Executive’s defined benefit pension benefit will be determined based on

Executive’s actual age at the time Executive’s pension benefit commences; and (ii) for 12 months from the date of the Termination, Executive (and Executive’s covered dependents) will continue to enjoy coverage on the same basis as a similarly situated active employee under all Olin medical, dental and life insurance plans to the extent Executive was enjoying such coverage immediately prior to the Termination. Executive’s entitlement to insurance continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 would commence at the end of the period during which insurance coverage is provided under this Agreement without offset for coverage provided hereunder. Executive shall accrue no vacation during the 12 months following the date of Termination but shall be entitled to payment for accrued and unused vacation for the calendar year in which the Termination occurs. If Executive receives the Executive Severance (including the amount referred to in Section 1(c)(ii)), Executive shall not be entitled to an ICP award for the calendar year of Termination if Termination occurs during the first calendar quarter. Even if Executive receives the Executive Severance (including the amount referred to in Section 1(c)(ii)), if Termination occurs during or after the second calendar quarter, Executive shall be entitled to a prorated ICP award for the calendar year of Termination which shall be determined by multiplying the average actual payout (as a percentage of the ICP standard) for all participants in the ICP in the same measurement organizational unit by a fraction, the numerator of which is the number of weeks in the calendar year prior to the Termination and the denominator of which is 52, which shall be payable at substantially the same time as ICP payments for the year in which Termination occurs are made to then current active employees, provided that such payment shall be made to Executive no earlier than January 1 and no later than December 31 of the calendar year following the year in which the date of Termination occurs. Notwithstanding the foregoing, in the event that the 162(m) Conditions exist, the formula for calculating the prorated ICP award for the calendar year of Termination set forth in the immediately preceding sentence shall be replaced by a reference to Executive’s Adjusted Prior Year ICP Standard, which shall be subject to the same terms and conditions regarding proration and timing of payment as set forth in the immediately preceding sentence. Executive shall accrue no ICP award following the date of Termination.
(b)    Notwithstanding the foregoing Section 5(a), no such service credit or insurance coverage will be afforded by this Agreement with respect to any period after the date upon which Executive would have attained the Mandatory Retirement Age.
(c)    In the event of a Termination, Executive will be entitled at Olin’s expense to outplacement counseling and associated services in accordance with Olin’s customary practice at the time with respect to its senior executives who have been terminated other than for Cause. It is understood that the counseling and services contemplated by this Section 5(c) are intended to facilitate the obtaining by Executive of other employment following a Termination, and payments or benefits by Olin in lieu thereof will not be available to Executive. The outplacement services will be provided for a period of 12 months beginning within five days after the Release described in Section 6 becomes effective and irrevocable.
SECTION 6.Release. Executive shall not be entitled to receive any of the payments or benefits set forth in Sections 4 and 5 unless Executive executes a Release (substantially in the form of Exhibit A hereto) in favor of Olin and others set forth in Exhibit A relating to all claims or liabilities of any kind relating to Executive’s employment with Olin or an affiliate and the termination of such employment, and, on or prior to the 54th day following the date of Termination, such Release becomes effective and irrevocable in accordance with the terms thereof.
SECTION 7.Restrictive Covenants. (a) As an inducement to Olin to provide the payments and benefits to Executive hereunder, Executive acknowledges and agrees that, except as otherwise provided in Section 7(g), in the event of Executive’s termination of employment for any reason, Executive agrees to comply with the restrictions set forth in Section 7(b) for a one-year period from the date of Termination (or, if earlier, until Executive would have attained the Mandatory Retirement Age) (the “Non-Compete Term”), provided that if Executive’s employment is not terminated by reason of a Termination (and Executive therefore is not entitled to receive the payments and benefits set forth in Sections 4 and 5 hereof), then Executive need not comply with the restrictions set forth in Section 7(b).

(b)    Executive acknowledges and agrees that, except as otherwise provided in Section 7(g), so long as Olin complies with its obligations to provide the payments required under Sections 4 and 5, Executive shall not during the Non-Compete Term, directly or indirectly: (i) render services for any corporation, partnership, sole proprietorship or any other person or entity or engage in any business which, in the judgment of Olin, is or becomes competitive with Olin or any affiliate, or which is or becomes otherwise prejudicial to or in conflict with the interests of Olin or any affiliate (such judgment to be based on Executive’s positions and responsibilities while employed by Olin or an affiliate, Executive’s post-employment responsibilities and position with such corporation, partnership, sole proprietorship, person, entity or business, the extent of past, current and potential competition or conflict between Olin or an affiliate and such other corporation, partnership, sole proprietorship, person, entity or business, the effect on customers, suppliers and competitors of Executive’s assuming such post-employment position, the guidelines established in the then-current edition of Olin’s Standards of Ethical Business Practices, and such other considerations as are deemed relevant given the applicable facts and circumstances), provided that Executive shall be free to purchase as an investment or otherwise, stock or other securities of such corporation, partnership, sole proprietorship, person, entity or business so long as they are listed upon a recognized securities exchange or traded over the counter and such investment does not represent a substantial investment to Executive or a greater than 1% equity interest in such corporation, partnership, sole proprietorship, person, entity or business or (ii) for Executive or for any other person, corporation, partnership, sole proprietorship, entity or business: (A) employ or attempt to employ or enter into any contractual arrangement with any employee or former employee of Olin, unless such employee or former employee has not been employed by Olin for a period in excess of six months; (B) call on or solicit any of the actual or targeted prospective clients of Olin on behalf of any corporation, partnership, sole proprietorship, person, entity or business in connection with any business competitive with the business of Olin; or (C) make known the names and addresses of such clients or any information relating in any manner to Olin’s trade or business relationships with such customers.
(c)    Executive acknowledges and agrees (whether or not Executive is subject to the restrictions set forth in Section 7(b)) not to disclose, either while in Olin’s employ or at any time thereafter, to any person not employed by Olin, or not engaged to render services to Olin, any confidential information obtained by Executive while in the employ of Olin, including, without limitation, trade secrets, know-how, improvements, discoveries, designs, customer and supplier lists, business plans and strategies, forecasts, budgets, cost information, formulae, processes, manufacturing equipment, compositions, computer programs, data bases and tapes and films relating to the business of Olin and its subsidiaries and affiliates (including majority-owned companies of such subsidiaries and affiliates); provided, however, that this provision shall not preclude Executive from disclosing information (i) known generally to the public (other than pursuant to Executive’s act or omission) or (ii) to the extent required by law or court order. Executive also agrees that upon leaving Olin’s employ Executive will not take with Executive, without the prior written consent of an officer authorized to act in the matter by the Board, any drawing, blueprint, specification or other document of Olin, its subsidiaries or affiliates, which is of a confidential nature relating to Olin, its subsidiaries or affiliates, including, without limitation, relating to its or their methods of distribution, or any description of any formulae or secret processes. Notwithstanding the foregoing, nothing in this Agreement shall prevent Executive from exercising any legally protected whistleblower rights (including under Rule 21F under the Securities Exchange Act of 1934, as amended). Furthermore, Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (x) in confidence to a federal, state or local governmental official, either directly or indirectly, or to an attorney, in each case, solely for the purpose of reporting or investigating a suspected violation of law or (y) in a complaint or other document filed in a lawsuit or proceeding, if such filings are made under seal.
(d)    Executive acknowledges and agrees that (i) the restrictive covenants contained in this Section 7 are reasonably necessary to protect the legitimate business interests of Olin, and are not overbroad, overlong, or unfair and are not the result of overreaching, duress or coercion of any kind, (ii) Executive’s full, uninhibited and faithful observance of each of the covenants contained in this Section 7 will not cause Executive any undue hardship, financial or otherwise, and that enforcement of each of the covenants contained herein will not impair Executive’s ability to obtain employment commensurate with Executive’s abilities and on terms fully acceptable to Executive or otherwise to obtain income required for the comfortable support of

Executive and Executive’s family and the satisfaction of the needs of Executive’s creditors and (iii) the restrictions contained in this Section 7 are intended to be, and shall be, for the benefit of and shall be enforceable by, Olin’s successors and permitted assigns.
(e)    Executive acknowledges and agrees that any violation of the provisions of Section 7 would cause Olin irreparable damage and that if Executive breaches or threatens to breach such provisions, Olin shall be entitled, in addition to any other rights and remedies Olin may have at law or in equity, to obtain specific performance of such covenants through injunction or other equitable relief from a court of competent jurisdiction, without proof of actual damages and without being required to post bond.
(f)    In the event that any arbitrator or court of competent jurisdiction shall finally hold that any provision of this Agreement (whether in whole or in part) is void or constitutes an unreasonable restriction against Executive, such provision shall not be rendered void but shall be deemed to be modified to the minimum extent necessary to make such provision enforceable for the longest duration and the greatest scope as such arbitrator or court may determine constitutes a reasonable restriction under the circumstances.
(g)    Notwithstanding anything to the contrary in this Agreement, the provisions of Sections 7(a) and 7(b) shall not apply to Executive, if Executive becomes entitled to receive severance payments and benefits pursuant to the CIC Agreement.
SECTION 8.Successors; Binding Agreement. (a) Olin will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of Olin, by agreement, in form and substance satisfactory to Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that Olin would be required to perform if no such succession had taken place. Failure of Olin to obtain such assumption and agreement prior to the effectiveness of any such succession will be a breach of this Agreement and entitle Executive to compensation from Olin in the same amount and on the same terms as Executive would be entitled to hereunder had a Termination occurred on the succession date. As used in this Agreement, “Olin” means Olin as defined in the preamble to this Agreement and any successor to its business or assets which executes and delivers the agreement provided for in this Section 8 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law or otherwise.
(b)    This Agreement shall be enforceable by Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.
SECTION 9.Notices. For the purpose of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:
If to Executive:
[●]

If to Olin:
Olin Corporation
190 Carondelet Plaza
Suite 1530
Clayton, MO 63105-3443
Attention: Corporate Secretary
or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

SECTION 10.Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the Commonwealth of Virginia (without giving effect to its principles of conflicts of law).
SECTION 11.Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same Agreement.
SECTION 12.Mitigation. Executive will not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, nor shall any compensation received by Executive from a third party reduce such payment except as explicitly provided in this Agreement. Except as may otherwise be expressly provided herein, nothing in this Agreement will be deemed to reduce or limit the rights which Executive may have under any employee benefit plan, policy or arrangement of Olin and its subsidiaries and affiliates. Except as expressly provided in this Agreement and subject to Section 18(b), payments made pursuant to this Agreement shall not be affected by any set-off, counterclaim, recoupment, defense or other claim which Olin and its subsidiaries and affiliates may have against Executive.
SECTION 13.Withholding of Taxes. Olin may withhold from any benefits payable under this Agreement all federal, state, city or other taxes as shall be required pursuant to any law or governmental regulation or ruling.
SECTION 14.Non-assignability. This Agreement is personal in nature and neither of the parties hereto shall, without the consent of the other, assign or transfer this Agreement or any rights or obligations hereunder, except as provided in Section 8 above. Without limiting the foregoing, Executive’s right to receive payments hereunder shall not be assignable or transferable, whether by pledge, creation of a security interest or otherwise, other than a transfer by will or by the laws of descent or distribution, and, in the event of any attempted assignment or transfer by Executive contrary to this Section 14, Olin shall have no liability to pay any amount so attempted to be assigned or transferred.
SECTION 15.No Employment Right. This Agreement shall not be deemed to confer on Executive a right to continued employment with Olin.
SECTION 16.Disputes/Arbitration. (a) Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration at Olin’s corporate headquarters in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction; provided, however, that Executive shall be entitled to seek specific performance of Executive’s right to be paid during the pendency of any dispute or controversy arising under or in connection with this Agreement.
(b)    Olin shall pay all reasonable legal fees and expenses, as they become due, which Executive may incur prior to the third anniversary of the expiration of this Agreement to enforce this Agreement through arbitration or otherwise unless the arbitrator determines that Executive had no reasonable basis for Executive’s claim. Should Olin dispute the entitlement of Executive to such fees and expenses, the burden of proof shall be on Olin to establish that Executive had no reasonable basis for Executive’s claim. All reimbursable expenses shall be reimbursed to Executive as promptly as practicable and in any event not later than the last day of the calendar year after the calendar year in which the expenses are incurred, and the amount of expenses eligible for reimbursement during any calendar year will not affect the amount of expenses eligible for reimbursement in any other calendar year.
(c)    If any payment which is due to Executive pursuant to this Agreement has not been paid within ten (10) days of the date on which such payment was due, Executive shall be entitled to receive interest thereon from the due date until paid at an annual rate of interest equal to the Prime Rate reported in the Wall Street Journal, Northeast Edition, on the last business day of the month preceding the due date, compounded annually.

SECTION 17.Miscellaneous. (a) Except as specifically provided in Section 18(d), no provisions of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is agreed to in writing signed by Executive and Olin. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.
(b)    The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect to the fullest extent permitted by law.
(c)    Executive may not cumulate the benefits provided under this Agreement with any severance or similar benefits (“Other Severance Benefits”) that Executive may be entitled to by agreement with Olin (including, without limitation, pursuant to the CIC Agreement or an employment, severance or termination agreement, plan, arrangement or policy) or under applicable law in connection with the termination of Executive’s employment. Subject to Section 18(b), to the extent that Executive receives any Other Severance Benefits, then the payments and benefits payable hereunder to such participant shall be reduced by a like amount. To the extent Olin is required to provide payments or benefits to any Executive under the Worker Adjustment and Retraining Notification Act (or any state, local or foreign law relating to severance or dismissal benefits), the benefits payable hereunder shall be first applied to satisfy such obligation.
SECTION 18.Section 409A. (a) It is intended that the provisions of this Agreement comply with Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations thereunder as in effect from time to time (collectively, hereinafter, “Section 409A”), and all provisions of this Agreement shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A.
(b)    Neither Executive nor any of Executive’s creditors or beneficiaries shall have the right to subject any deferred compensation (within the meaning of Section 409A) payable under this Agreement or under any other plan, policy, arrangement or agreement of or with Olin or any of its affiliates (this Agreement and such other plans, policies, arrangements and agreements, the “Olin Plans”) to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment. Except as permitted under Section 409A, any deferred compensation (within the meaning of Section 409A) payable to Executive or for Executive’s benefit under any Olin Plan may not be reduced by, or offset against, any amount owing by Executive to Olin or any of its affiliates.
(c)    If, at the time of Executive’s separation from service (within the meaning of Section 409A), (i) Executive shall be a specified employee (within the meaning of Section 409A and using the identification methodology selected by Olin from time to time) and (ii) Olin shall make a good faith determination that an amount payable under an Olin Plan constitutes deferred compensation (within the meaning of Section 409A) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A in order to avoid taxes or penalties under Section 409A, then Olin (or its affiliate, as applicable) shall not pay such amount on the otherwise scheduled payment date but shall instead accumulate such amount and pay it, without interest, on the first business day after such six-month period.
(d)    Notwithstanding any provision of this Agreement or any Olin Plan to the contrary, in light of the uncertainty with respect to the proper application of Section 409A, Olin reserves the right to make amendments to this Agreement and any Olin Plan as Olin deems necessary or desirable to avoid the imposition of taxes or penalties under Section 409A. In any case, except as specifically provided in any Olin Plan, Executive is solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on Executive or for Executive’s account in connection with any Olin Plan (including any taxes and penalties under Section 409A), and neither Olin nor any affiliate shall have any obligation to indemnify or otherwise hold Executive harmless from any or all of such taxes or penalties.

(e)    For purposes of Section 409A, each installment of Executive Severance will be deemed to be a separate payment as permitted under Treasury Regulation Section 1.409A-2(b)(2)(iii).
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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered as of the day and year first above set forth.

OLIN CORPORATION

By:
Name:
Title:

EXECUTIVE

By:
Name:

EXHIBIT A
RELEASE AGREEMENT
In consideration of the promises, payments and benefits provided for in the Executive Agreement, dated as of [●] (the “Executive Agreement”), between Olin Corporation (“Olin”) and [●] (“Executive”), Executive hereby agrees to the terms of this Release Agreement. Capitalized terms used and not defined in this Release Agreement (the “Agreement”) shall have the meanings assigned thereto in the Executive Agreement.

1.
Employment Separation. Effective ___________, Executive’s employment with Olin and its subsidiaries and affiliates (collectively, the “Company”) [will be] [was] terminated. On that date, all Company-paid benefits will cease except as otherwise set forth in the Executive Agreement. Executive will receive Executive’s final paycheck and any accrued, unused vacation, less all applicable withholdings and deductions (subject to Section 18(b) of the Executive Agreement), including but not limited to any overpayments made to Executive by the Company in any form (provided that the Company shall give Executive reasonable advance notice prior to making any deductions for any such overpayments).

2.
Executive Agreement Benefits. In consideration of the release set forth in Paragraph 4 of this Agreement, Executive shall be entitled to receive the Executive Severance and other benefits to which Executive is otherwise entitled pursuant to the terms and conditions of the Executive Agreement (the “Severance Benefits”). Executive acknowledges and agrees that, pursuant to the terms of the Executive Agreement, Executive is not entitled to receive the Severance Benefits unless this Agreement becomes effective and irrevocable in accordance with its terms and conditions.

3.
Non-Admission. It is specifically understood and agreed that this Agreement does not constitute and is not to be construed as an admission of any wrongdoing of any kind whatsoever on the part of Executive or any Releasee, as defined in Paragraph 4, and shall not be offered or used for that purpose.

4.	Waiver and Release.

a.
In exchange for the consideration described in Paragraph 2, Executive for Executive, Executive’s heirs, executors, administrators, trustees, legal representatives, successors and assigns (hereinafter collectively referred to as the “Releasor”), hereby irrevocably and unconditionally waives, releases, and forever discharges Olin and its past, present and future affiliates and related entities, parent and subsidiary corporations, divisions, shareholders, employee benefit plans and/or pension plans or funds, predecessors, successors and assigns, and its and their past, present or future officers, directors, trustees, fiduciaries, administrators, employees, agents, representatives, shareholders, predecessors, successors and assigns (hereinafter collectively referred to as the “Releasees”) from any and all claims, charges, demands, sums of money, actions, rights, promises, agreements, causes of action, obligations and liabilities of any kind or nature whatsoever, at law or in equity, whether known or unknown, existing or contingent, suspected or unsuspected, apparent or concealed (hereinafter collectively referred to as “claims”) which the Releasor now or in the future may have or claim to have against the Releasees based upon or arising out of any facts, acts, conduct, omissions, transactions, occurrences, contracts, claims, events, causes, matters or things of any conceivable kind or character existing or occurring or claimed to exist or to have occurred at any time on or before the date Executive signs this Agreement, including, but not limited to any and all claims relating to or arising out of Executive’s employment, compensation and benefits with the Company, or the termination thereof, any and all defamation, personal injury and tort claims, wrongful termination claims, discrimination, harassment and retaliation claims, whistle-blower claims, fraud claims, contract claims, benefits claims, claims under any federal, state or municipal wage payment, whistle-blower, discrimination or fair employment practices law, statute or regulation, including, without limitation, Title VII of the Civil Rights Act of 1964, as amended, Section 1981 of the Civil Rights Act of 1870, as amended, the Americans with Disabilities Act, as amended, the Age Discrimination in Employment Act (“ADEA”), the Older Workers Benefit Protection Act (“OWBPA”), the Employee Retirement Income Security Act, the Worker Adjustment and Retraining Notification Act, the federal Family and Medical Leave Act, the Missouri Human Rights Act, the common law of the State of Missouri, including but not limited to any claim for wrongful discharge in violation of public policy and all other federal, state or local statutes, which are or may be based upon any facts, acts, conduct, representation, omissions, claims, events, causes, matters or things of any conceivable kind or character existing or occurring at any time on or before the Effective Date (as defined in Paragraph 8 of this Agreement), and claims for costs, expenses and attorneys’ fees with respect thereto.

b.
Notwithstanding the foregoing, Executive is not waiving or releasing any rights Executive may have to challenge the knowing and voluntary nature of the release of ADEA claims pursuant to the OWBPA and Executive is not prohibited from making or asserting (i) any claim or right under state workers’ compensation or unemployment laws, or (ii) any claim or right which by law cannot be waived, including Executive’s rights to file a charge with an administrative agency or to participate in an agency investigation, including but not limited to the right to file a charge or participate in an investigation or proceeding conducted by the Equal Employment Opportunity Commission (“EEOC”).

c.
Executive further agrees and covenants that should any person, organization or other entity file, including, but not limited to, the EEOC, a charge, claim or sue or cause or permit to file any civil action, suit or legal proceeding involving any matter occurring at any time prior to Executive’s execution of this Agreement, Executive will not seek or accept any personal relief from such civil action, suit or proceeding.

5.
Non-Disclosure; Confidentiality. Executive agrees that Executive will keep confidential and not disclose, nor use for Executive’s benefit or the benefit of any other person or entity, any information received from the Company that is confidential or proprietary or that constitutes trade secrets of the Company. Notwithstanding the foregoing, nothing in this Agreement shall prevent Executive from exercising any legally protected whistleblower rights (including under Rule 21F under the Securities Exchange Act of 1934, as amended).

6.	Non-Disparagement. Executive shall not, whether written or orally, criticize, denigrate or disparage the Company or any of the other Releasees.

7.
Return of Property and Documents. Executive represents and warrants that Executive has returned, or will immediately return, to the Company all Company property (including, without limitation, any and all Company identification cards, card key passes, corporate credit cards, corporate phone cards, computers and peripherals, cellphones, files, memoranda, reports, keys and software).

8.
Review of Agreement; Revocation. Executive shall have the right to consider this Agreement for a period of [twenty-one (21)][1] days following Executive’s receipt of the Agreement, although Executive may choose to sign the Agreement prior to the expiration of such [twenty-one (21)] day period. The Company advises Executive to consult with an attorney prior to signing this Agreement, and Employee agrees that the Company shall not be responsible for any attorneys’ fees incurred by Executive. Executive shall have the right to revoke this Agreement for a period of seven (7) days following its execution by giving written notice of such revocation to: Vice President, Human Resources, c/o Olin Corporation, 190 Carondelet Plaza, Suite 1530, Clayton, MO 63105, by hand or certified mail, return receipt requested, so that such notice is received within the seven (7) day revocation period. This Agreement shall not become effective until the eighth (8th) day following its execution by Executive (the “Effective Date”).

9.
Severability. If, at any time after the Effective Date, any provision of this Agreement shall be held by any court of competent jurisdiction to be illegal, void, or unenforceable, such provision shall be of no force and effect. The illegality or unenforceability of such provision, however, shall have no effect upon, and shall not impair the enforceability of, any other provision of this Agreement.

10.
Choice of Law. The terms of this Agreement and all rights and obligations of the parties thereto including its enforcement shall be interpreted and governed by the laws of the Commonwealth of Virginia.

11.
Modification of Agreement. No provisions of this Agreement may be modified, altered, waived or discharged unless such modification, alteration, waiver or discharge is agreed to in writing and signed by the parties hereto.

12.
Entire Agreement; Non-Compete. This Agreement and the Executive Agreement sets forth the entire agreement between the parties hereto, and any and all prior and contemporaneous agreements, discussions or understandings between the parties pertaining to the subject matter hereof have been and are merged into and superseded by this Agreement, provided, however, that this Agreement does not supersede or affect the parties’ agreements relating to trade secrets, confidential information, copyrights, non-competition, no-solicitation and the like (including, without limitation, the provisions of Section 7 of the Executive Agreement, notwithstanding anything to the contrary contained therein), which shall remain in full force and effect in accordance with their terms.

13.
Executive’s Rights; Acknowledgments. Nothing in this Agreement shall prohibit or restrict Executive from: (i) making any disclosure of information required by law; (ii) providing information to, or testifying or otherwise assisting in any investigation or proceeding brought by, any federal regulatory or law enforcement agency or legislative body, any self-regulatory organization or Olin’s designated legal compliance officer; (iii) filing, testifying, participating in or otherwise assisting in a proceeding relating to an alleged violation of any federal, state or municipal law relating to fraud or any rule or regulation of the Securities and Exchange Commission or any self-regulatory organization; or (iv) challenging the knowing and voluntary

_______________________________
1 This period should be 45 days in the event of a group termination for purposes of ADEA.

nature of the release of ADEA claims pursuant to the OWBPA. Executive acknowledges and agrees that:

a.	Severance Benefits exceed anything of value to which Executive would otherwise be entitled from the Company if Executive were not a party to this Agreement;

b.
Executive has had the opportunity to review and consider for [twenty-one (21)] days, the terms and provisions of this Agreement, although Executive is not prevented from executing this Agreement prior to the expiration of said [twenty-one (21)] day period, and Executive has been given the opportunity to revoke this Agreement for a period of seven (7) days following its execution;

c.	Executive has been advised by the Company to consult with an attorney of Executive’s choosing prior to executing this Agreement;

d.
[Executive has been informed in writing as to any class, unit or group of individuals eligible for the Severance Benefits, the job titles and ages of all individuals eligible for the Severance Benefits, and the ages and job titles of all individuals not eligible for the Severance Benefits. (This information is set forth in Attachments A and B.) For additional information, contact [NAME] at [ADDRESS] or by phone at [PHONE].][2]

e.	Executive has carefully read this Agreement in its entirety and fully understands the significance of all of the terms and provisions; and

f.	Executive is signing this Agreement voluntarily and of Executive’s own free will and assents to all the terms and conditions contained herein.
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_______________________________
2 Only include in the event of a group termination for purposes of ADEA.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered as of the dates set forth below.

OLIN CORPORATION

By:
Name:

Date:

BY SIGNING BELOW, EXECUTIVE AFFIRMS THAT EXECUTIVE HAS READ THIS DOCUMENT, AND IS SATISFIED WITH THE INFORMATION THAT HAS BEEN PROVIDED TO EXECUTIVE, AND EXECUTIVE AGREES TO BE LEGALLY BOUND BY THE TERMS OF THIS AGREEMENT.

[EXECUTIVE]

By:
Date:

Sworn to me this	day of	.

Notary Public